                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement*       [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     ENRON GLOBAL POWER & PIPELINES L.L.C.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 ------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

 ------------------------------------------------------------------------------
     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by Registration Statement number, or the Form or Schedule, and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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* Note: This filing relates to the Consent Solicitation Statement to be furnished to holders of Common Shares of Enron Global Power & Pipelines L.L.C. (the "Registrant") for their approval of the items specified herein. The Registrant anticipates that a definitive filing will be made, and the Consent Solicitation Statement will be first mailed, on November 18, 1996.

                         CONSENT SOLICITATION STATEMENT
                     ENRON GLOBAL POWER & PIPELINES L.L.C.
                      A DELAWARE LIMITED LIABILITY COMPANY

                                 ENRON BUILDING
                               1400 SMITH STREET
                              HOUSTON, TEXAS 77002
                                 (713) 853-1937

                             ---------------------
     This Consent Solicitation Statement is being furnished to holders (the "Shareholders") of Common Shares (the "Common Shares") of Enron Global Power & Pipelines L.L.C. (the "Company") in connection with the solicitation of consents to approve (i) the ratification of the option (the "Option") granted by the Company to Enron Holding Company L.L.C. ("EHC"), and subsequently assigned, in part, by EHC to Enron Corp. ("Enron"), to acquire all or any portion of such number of Common Shares as have an aggregate Conversion Market Price (as defined herein) of $47 million on the date of exercise of the Option and (ii) the issuance of Common Shares (the "Share Issuance") to Enron and EHC upon the exercise of the Option. The Option was granted by the Company on July 31, 1996 in consideration of Enron's agreement to provide debt financing for the acquisition by Enron Pipeline Company -- Argentina S.A., a direct wholly owned subsidiary of the Company ("EPCA"), of a 12 1/2% interest in Compania de Inversiones de Energia S.A. ("CIESA") then held by Argentina Private Development Trust Company Limited ("APDT"). The terms of such financing, the Option and the Share Issuance are set forth in that certain Agreement Regarding CIESA Interest, dated as of July 31, 1996, by and among Enron, EHC, the Company and EPCA (the "CIESA Agreement"), a copy of which is attached to this Consent Solicitation Statement as Appendix A. See "The Consent Solicitation -- Reasons for and Background of the Option and the Share Issuance" and "-- Terms of the Option and the Share Issuance."

     The Company believes that the ratification of the Option and approval of the Share Issuance are fair to and in the best interests of the Shareholders. Accordingly, the Company has approved the Option and the Share Issuance and recommends the ratification of the Option and approval of the Share Issuance by the Shareholders.

     The close of business on November 8, 1996 has been established as the record date for determining the Shareholders entitled to give their written consent to the ratification of the Option and approval of the Share Issuance (the "Record Date"). As of such date, Enron and its affiliates collectively owned more than the number of Common Shares required to ratify the Option and approve the Share Issuance, and such entities have indicated to the Company that they will give their consents to the ratification of the Option and approval of the Share Issuance with respect to the Common Shares held by them. Consents to the ratification of the Option and approval of the Share Issuance are nevertheless being solicited by the Company in accordance with the rules of the New York Stock Exchange (the "NYSE").

     It is currently anticipated that the Option will be exercised and the Share Issuance will occur during the fourth calendar quarter of 1996, although it is possible that the Option will not be exercised and the Share Issuance will not occur until as late as September 30, 1997. The consents solicited by the Company pursuant to this Consent Solicitation Statement authorize the exercise of the Option and the Share Issuance in connection therewith on or prior to the expiration of the Option, as it may be amended from time to time (currently September 30, 1997).

     THE CONSENT SOLICITATION COMMENCES ON NOVEMBER 18, 1996 AND WILL EXPIRE AT 5:00 P.M. (NEW YORK TIME) ON DECEMBER 9, 1996, UNLESS OTHERWISE EXTENDED (THE "SOLICITATION PERIOD"). CONSENTS MAY BE REVOKED AT ANY TIME ON OR PRIOR TO THE EXPIRATION OF THE SOLICITATION PERIOD ON THE TERMS AND CONDITIONS SET FORTH HEREIN. SEE "CONSENT PROCEDURES."

                             ---------------------
             The Solicitation Agent for the Consent Solicitation is
                    First Chicago Trust Company of New York
                            525 Washington Boulevard
                         Jersey City, New Jersey 07310
                            Attention: Kevin Laurita

     Each Shareholder is requested to complete, date and sign the accompanying consent form and return the same to the Solicitation Agent at the address set forth above. Consents should be delivered to the Solicitation Agent only and not to the Company. However, the Company reserves the right to accept any consents received by the Company. To be valid, such consents must be received by the Solicitation Agent no later than 5:00 p.m. (New York Time) on December 9, 1996, unless the Solicitation Period is extended one or more times in the discretion of the Board of Directors of the Company (the "Board of Directors"). If the Solicitation Period is extended, the Board of Directors will give written notice of such extension to all Shareholders. For more information concerning this solicitation or for additional copies of the Consent Solicitation Statement, Shareholders may telephone the Solicitation Agent at (800) 519-3111.

     This Consent Solicitation Statement was first mailed to Shareholders on November 18, 1996.

                                    SUMMARY

     The following summary of this Consent Solicitation Statement is not intended to be complete. Shareholders are urged to read the more detailed information appearing or referenced elsewhere in this Consent Solicitation Statement.

The Option and the Share
  Issuance.................  This Consent Solicitation Statement is being furnished to Shareholders in connection with the solicitation of their consents to ratify the Option and approve the Share Issuance. See "The Consent Solicitation -- Reasons for and Background of the Option and the Share Issuance" and "-- Terms of the Option and the Share Issuance."

Recommendation of the Board
  of Directors.............  The Board of Directors has concluded that the ratification of the Option and approval of the Share Issuance are fair to and in the best interests of the Shareholders. See "Recommendation of the Board of Directors."

Record Date................  The Record Date has been fixed as the close of business on November 8, 1996. See "Consent
                             Procedures -- Record Date and Required Approval."

Solicitation Period........  The Consent Solicitation commences on November 18,
                             1996 and will expire at 5:00 p.m. (New York Time) on December 9, 1996, unless otherwise extended. See "Consent Procedures."

Requisite Consents.........  Holders of a majority in aggregate number of outstanding Common Shares as of the Record Date must grant (and not revoke) valid consents in order to ratify the Option and approve the Share Issuance. See "Consent Procedures -- Record Date and Required Approval."

Procedure for Delivery of
  Consents.................  Consents must be received by the Solicitation Agent on or prior to the expiration of the Solicitation Period. See "Consent Procedures."

Revocation of Consents.....  Revocation of consents may be made at any time on or prior to the expiration of the Solicitation Period. See "Consent Procedures."

Effectiveness..............  The Option will become effective, and the Share
                             Issuance will occur, upon proper exercise of the Option by either Enron or EHC. See "The Consent Solicitation -- Terms of the Option and the Share Issuance."

Solicitation Agent.........  First Chicago Trust Company of New York will serve as the Solicitation Agent in connection with the Consent Solicitation. See "Consent Procedures."

                            THE CONSENT SOLICITATION

THE COMPANY

     The Company is a Delaware limited liability company formed in November 1994 by Enron to acquire, own and manage Enron's operating power plants and natural gas pipelines outside the United States, Canada and Western Europe and to acquire similar assets from third parties. The Company's initial assets consisted of interests contributed by Enron in two power plants located in the Philippines (with 226 megawatts of aggregate net generating capacity), a power plant located in Guatemala (with 110 megawatts of net generating capacity) and a 6,604 kilometer (4,104 mile) natural gas pipeline system located in Argentina (the "Argentine Pipeline"). The Company subsequently acquired from Enron interests in a power plant located in the Dominican Republic (with 185 megawatts of net generating capacity) and a 575 kilometer (357 mile) natural gas pipeline system located in Colombia. On July 31, 1996, the Company acquired an additional interest in the Argentine Pipeline, which additional interest acquisition is the basis for this Consent Solicitation and the Option and the Share Issuance described herein. The initial public offering of the Common Shares was completed in November 1994. As of the date hereof, Enron and its affiliates own approximately 59% of the outstanding Common Shares. See "Share Ownership of Certain Beneficial Owners."

     The Company's strategy is to generate long-term growth in dividends, cash flow and earnings per share through the selective acquisition and efficient management of operating power plants and natural gas pipelines in emerging economies around the world. In order to provide the Company with a long-term source of project acquisition opportunities, Enron and the Company have entered into the Purchase Right Agreement dated as of November 15, 1994, as amended by Amendment No. 1 thereto dated as of September 29, 1995 (as amended, the "Purchase Right Agreement") pursuant to which Enron is generally obligated to offer to sell to the Company all of Enron's ownership interest in certain power plant and natural gas pipeline projects developed or acquired by Enron outside the United States, Canada and Western Europe that commence commercial operations prior to 2005. Such offers to sell by Enron, which are required to be at prices lower than those that Enron may make available to third parties, are subject to the evaluation and approval of an independent oversight committee and the receipt of a fairness opinion from an independent internationally recognized financial advisor. This process is designed to ensure that the terms and conditions for such purchases have been and will be fair to the Shareholders. In addition to evaluating projects under the Purchase Right Agreement, the Company seeks opportunities to purchase power plants, pipelines and related assets from parties other than Enron and its affiliates. The Company is unable to predict the number of such opportunities that may result in actual purchases.

     The Company evaluates potential acquisitions based upon a variety of factors, including prospective incremental earnings and cash flow per share, internal rate of return, cost competitiveness, contractual commitments and degree of political, currency and other risks. The Company is unable to predict the number of projects that it may acquire pursuant to the Purchase Right Agreement. The Company believes, and Enron has informed the Company, that Enron will continue to actively develop power plant and natural gas pipeline projects outside the United States, Canada and Western Europe; however, Enron is under no obligation to do so. To the extent Enron is unable to develop, finance, construct or acquire projects on acceptable terms, the Company's opportunities to purchase new projects from Enron under the Purchase Right Agreement would be reduced, and the future growth of the Company could be materially adversely affected thereby.

RELATIONSHIPS WITH ENRON AND CONFLICTS OF INTEREST

     Through the Purchase Right Agreement, Enron will serve as a primary source of acquisitions of new projects by the Company. Enron is a leading integrated natural gas company headquartered in Houston, Texas. Enron provides administrative and technical support to the Company and its projects as well as services relating to employee benefit plans, investor relations, securities laws compliance and reporting, telecommunications, computer systems, office space, purchasing, technical consulting and certain other corporate staff and support services pursuant to an Administrative Services Agreement. In addition, Enron provides services to the Company's projects pursuant to separate agreements with the companies that own such projects. Such services include, among other things: (i) day-to-day commercial management, operation and maintenance of the projects, (ii) advice regarding policies, procedures, plans and budgets to allow the operation and maintenance of the projects to be performed in accordance with good utility practice, the operating agreements and other material agreements, as well as applicable law, (iii) auditing services, (iv) development of appropriate information systems, (v) technical consulting and (vi) certain legal services. Enron may provide similar or other services in connection with any future projects the Company acquires from Enron.

     Pursuant to a Contribution Agreement among the Company, Enron and certain of their affiliates, Enron has agreed to maintain certain guarantees and letters of credit and has made other covenants and shareholder commitments on behalf of the Company for the benefit of certain of its subsidiaries as required by their lenders and certain other third parties. In most instances, because the Company replaced Enron as a shareholder of a subsidiary, the Company agreed to indemnify Enron against liabilities incurred under such guarantees and letters of credit and other covenants and shareholder commitments to the extent Enron does not otherwise have a contractual right to be reimbursed for such liabilities. Substantially all of such indemnity obligations of the Company to Enron reflect the Company's pro rata share of preexisting obligations of the subsidiaries. Although these indemnity obligations could result in certain otherwise nonrecourse liabilities becoming recourse to the Company, the Company believes the events that would trigger liability are remote and, therefore, does not expect these obligations to create any additional liability to the Company.

     Pursuant to a Cost Sharing Agreement between the Company and Enron Capital & Trade Resources Corp., a wholly owned subsidiary of Enron ("ECT"), ECT provides certain services related to the management of the projects to the Company. These services include accounting, commercial, administrative and other services. For these services, ECT is paid a capped fee per year.

     Pursuant to the Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 15, 1994 (the "Company Agreement"), holders of Common Shares are deemed to have consented to certain actions that might be deemed conflicts of interest. In addition, certain other conflicts of interest exist and may arise in the future as a result of the extensive relationships between Enron and the Company.

REASONS FOR AND BACKGROUND OF THE OPTION AND THE SHARE ISSUANCE

     The Company currently conducts pipeline operations in Argentina through EPCA, which, prior to July 31, 1996, owned 25% of the common stock of CIESA. CIESA, in turn, owns 70% of the common stock of Transportadora de Gas del Sur S.A. ("TGS") which owns and operates the Argentine Pipeline. TGS holds a license expiring in 2027 (subject to extension) giving it the exclusive right to operate the existing southern Argentine gas transportation pipeline system. The Argentine Pipeline connects major gas fields in southern and western Argentina with distributors of gas in those areas and in the greater Buenos Aires area, the principal population center of Argentina. TGS operates the General Cerris gas processing complex with the associated Galvan loading and storage facility at which natural gas liquids are separated from gas transported through the Argentine Pipeline system and are sold or stored for delivery. TGS's gas transportation and gas processing activities accounted for approximately 10% of TGS's net revenues in 1995. Prior to July 31, 1996, the interests in CIESA were held by Compania de Inversiones en Transporte de Gas S.A. ("CITGAS") (25%), Perez Companc S.A. ("PC") (25%), APDT (25%) and EPCA (25%).

     On July 31, 1996, EPCA and PC acquired APDT's 25% interest in CIESA, with EPCA and PC each acquiring 12 1/2%. Pursuant to the CIESA Agreement, and in consideration for the grant of the Option, Enron financed EPCA's portion of such acquisition by making a $117.5 million loan to EPCA. The accompanying promissory note bears interest at the one month London Interbank Offering Rate plus .75%, with interest due monthly and principal due September 30, 1997. On August 23, 1996, EPCA sold 4 1/6% of its newly acquired interest in CIESA to Enron for an amount of $39.2 million, the proceeds of which were used to repay a portion of the $117.5 million loan. The repayment to Enron of the $117.5 loan is guaranteed by the Company. As of November 7, 1996, the outstanding principal balance on such loan was approximately $36.6 million.

     In a separate transaction on August 8, 1996, Enron and PC entered into a stock purchase agreement with CITGAS, whereby CITGAS transferred all rights and obligations deriving from its 25% interest in CIESA equally to subsidiaries of Enron and PC. The closing of the CITGAS transaction, which is subject to regulatory approval and other requirements, is expected to occur in mid-November 1996. The voting and economic rights associated with such interest of CITGAS in CIESA, however, were transferred effective August 1, 1996. As a result of the sales by APDT and CITGAS of their respective interests in CIESA, the ownership of CIESA will be as follows: PC (50%), EPCA (33 1/3%) and Enron (16 2/3%), although voting rights in CIESA initially will be held by PC (50%) and EPCA (50%).

TERMS OF THE OPTION AND THE SHARE ISSUANCE

     The grant of the Option by EPCA to EHC became effective on July 31, 1996, the date of Enron's $117.5 million loan to EPCA in connection with its acquisition of the 12 1/2% interest held by APDT in CIESA. The right to exercise a portion of the Option subsequently was assigned by EHC to Enron in accordance with the terms of the CIESA Agreement. Specifically, EHC and Enron currently hold the right to exercise $25.5 million and $21.5 million, respectively, of the Option.

     The Option will allow EHC and Enron, collectively, to purchase at the Current Market Price (as defined below), at any time and from time to time during the period ending on the close of business on September 30, 1997, all or any portion of such number of Common Shares as have a Conversion Market Price (as defined below) of $47 million rounded up to the next full share.

     The term "Current Market Price" is defined in the CIESA Agreement as either
(i) the average closing price per share of Common Shares on the NYSE for the 20 trading days immediately preceding the second trading day prior to the date that notice of exercise of the Option is given to the Company or (ii) if the Option is exercised in connection with any underwritten public offering which occurs substantially contemporaneously with such exercise and which offers for sale to the public any Common Shares held by the exercising holder of the Option or any affiliate of such holder, the price at which Common Shares are purchased (a) as to 52% of the amount (expressed in dollars) of the Option then being exercised, by the public, and (b) as to 48% of the amount (expressed in dollars) of the Option then being exercised, by the public less 5%. The election of (i) or (ii) above must be made by EHC or Enron in its notice of exercise of the Option.

     The term "Conversion Market Price" is defined as either (i) the average closing price per share of Common Shares on the NYSE for the 20 trading days immediately preceding the second trading day prior to the date that notice of exercise of the Option is given to the Company or (ii) if the Option is exercised in connection with any underwritten public offering which occurs substantially contemporaneously with such exercise and which offers for sale to the public any Common Shares held by the exercising holder of the Option or any affiliate of such holder, the price at which Common Shares are purchased by the public. The election of (i) or (ii) above, again, must be made by EHC or Enron in its notice of exercise of the Option.

     The Option is exercisable by a written notice to the Company which must include (i) the election to exercise the Option and the portion of the Option (expressed in dollars) in respect of which it is being exercised, (ii) the method of determining each of the Conversion Market Price and the Current Market Price elected to govern the exercise of the portion of the Option being exercised and (iii) a signature on behalf of the person exercising the Option. In addition, on the next succeeding business day following such notice, the person exercising the Option must wire transfer to an account specified by the Company the amount of the Current Market Price of the Common Shares for which the Option is being exercised. Upon exercise of the Option, Enron or EHC, as appropriate, is obligated to purchase, and the Company is obligated to issue, that number of Common Shares determined in accordance with the foregoing provisions. The proceeds of the Share Issuance may be used by the Company to repay amounts borrowed from Enron pursuant to the CIESA Agreement or for other general corporate purposes.

     No further authorization for the Option or the Share Issuance by a vote of the Shareholders will be required or solicited if the ratification of the Option and approval of the Share Issuance by the Shareholders are received pursuant to the consents solicited hereby. Assuming such approval, however, the Share Issuance triggered upon exercise of the Option would result in the dilution of the voting power and rights of existing Shareholders (other than Enron and EHC).

CONSEQUENCES IF THE OPTION RATIFICATION AND SHARE ISSUANCE ARE NOT APPROVED

     If the Option ratification and Share Issuance are not approved, then Enron might seek to renegotiate the terms of the CIESA Agreement and/or the Company would have to seek financing from sources other than the Share Issuance to repay such amount. In the opinion of the Board of Directors, the opportunity to retain the funds borrowed from Enron for an extended period could likely be renegotiated but at a potentially higher rate of interest. The Company probably would be able to obtain additional funds from another source, but probably on less favorable terms than those set forth in the CIESA Agreement is essentially nonexistent.

     As of the Record Date, however, Enron and its affiliates collectively owned more than the number of Common Shares required to ratify the Option and approve the Share Issuance, and such entities have indicated to the Company that they will give their consents to the ratification of the Option and approval of the Share Issuance with respect to the Common Shares held by them. Therefore, ratification of the Option and approval of the Share Issuance are assured. See "Record Date and Required Approval."

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                                                                           COMMON SHARES
                                                                        BENEFICIALLY OWNED
                                                                  -------------------------------
                          SHAREHOLDER                               NUMBER(1)       PERCENTAGE(1)
                          -----------                             -------------     -------------
Enron...........................................................     896,257(2)           3.4
Enron Equity Corp...............................................        725,332           2.8
Enron Development Corp..........................................         31,536            .1
EHC.............................................................  13,724,670(3)          52.1
Enron International Inc.........................................        925,525           3.5
                                                                  -----------            ----
          Total.................................................     16,303,320          61.9

---------------

(1) On November 1, 1996, the Company filed with the Securities and Exchange Commission a Registration Statement on Form S-3 to register up to 3,000,000 Common Shares, some of which will be sold by the entities listed in the foregoing table. Accordingly, the numbers and percentages of Common Shares indicated in such table are subject to change.

(2) Includes a number of Common Shares, having an approximate aggregate market price of $21.5 million, that are exercisable pursuant to the Option.

(3) Includes a number of Common Shares, having an approximate aggregate market price of $25.5 million, that are exercisable pursuant to the Option.

            SHARE OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT

                                             COMPANY COMMON SHARES                ENRON COMMON STOCK
                                         ------------------------------     ------------------------------
                                         AMOUNT AND NATURE                  AMOUNT AND NATURE
                                           OF BENEFICIAL                      OF BENEFICIAL
                                          OWNERSHIP AS OF                    OWNERSHIP AS OF
                                            OCTOBER 31,        PERCENT         OCTOBER 31,        PERCENT
                                            1996(1)(2)         OF CLASS       1996(1)(2)(3)       OF CLASS
                                         -----------------     --------     -----------------     --------
James M. Alexander(4)..................            --              --                 127           *
K. Wade Cline..........................         5,000            *                  7,457           *
James V. Derrick, Jr...................           500            *                453,340           *
Rodney L. Gray.........................         4,000            *                484,346           *
Stanley C. Horton......................        18,000            *                168,408           *
William C. Horwitz(5)..................       112,500            *                 58,596(8)        *
Richard D. Kinder......................        10,000(7)         *              1,406,122           *
Amanda K. Martin(6)....................            --            --                34,967           *
Paula H. Rieker........................        10,000            *                 24,808           *
Brent Scowcroft........................        26,750            *                     --             --
Edmund P. Segner, III..................         2,000            *                169,883           *
George S. Slocum.......................        30,250            *                  6,975           *
Thomas C. Theobald.....................        41,250            *                     --             --
All directors and executive
  officers as a group (13).............       260,250            1.06           2,815,029           1.15

---------------

 *  Less than 1%.

(1) Except as otherwise explained in the footnotes below, all shares are held with sole voting power and sole investment power.

(2) Includes (a) Common Shares subject to share options exercisable within 60 days after October 31, 1996, as follows: Mr. Cline, 5,000; Mr. Horton, 16,000; Mr. Horwitz, 112,500; Ms. Rieker, 10,000; Mr. Scowcroft, 26,250; Mr.
    Slocum, 26,250; Mr. Theobald, 36,250; and all directors and executive officers as a group, 232,250 and (b) shares of Enron Common Stock subject to stock options exercisable within 60 days after October 31, 1996, as follows:
    Mr. Cline, 5,803; Mr. Derrick, 436,354; Mr. Gray, 409,204; Mr. Horton, 132,339; Mr. Horwitz, 43,369; Mr. Kinder, 1,157,858; Ms. Martin, 19,023; Ms.
    Rieker, 18,424; Mr. Segner, 91,740; and all directors and executive officers as a group 2,314,114.

(3) Includes shares held under Enron's Savings Plan (the "Enron Savings Plan") and/or Employee Stock Ownership Plan (the "Enron ESOP") or unvested restricted shares under Enron's 1991 Stock Plan (the "Enron 1991 Stock Plan") as follows: Mr. Alexander, 127; Mr. Cline, 1,654; Mr. Derrick, 10,926; Mr. Gray, 53,464; Mr. Horton, 13,225; Mr. Horwitz, 14,412; Mr.
    Kinder, 23,452; Ms. Martin, 15,944; Ms. Rieker, 6,189; and Mr. Segner, 18,908; and all directors and executive officers as a group, 158,301. Participants in the Enron Savings Plan have sole voting power and limited investment power with respect to shares in the Enron Savings Plan. Participants in the Enron ESOP have sole voting power and no investment power prior to distribution of shares from the Enron ESOP. Participants in the Enron 1991 Stock Plan have sole voting power and no investment power for restricted shares awarded thereunder until such shares vest in accordance with the provisions of such plan. After vesting, the participant has sole investment and voting powers.

(4) Mr. Alexander ceased to be an executive officer and employee of the Company on November 1, 1995.

(5) Mr. Horwitz ceased to be an executive officer of the Company on June 28, 1995.

(6) Ms. Martin ceased to be an executive officer and employee of the Company on September 1, 1996.

(7) Excludes 14,344,986 Common Shares owned indirectly by Enron with respect to which Mr. Kinder, in his capacities as President of Enron and Enron Equity Corp., has shared voting and investment power.

(8) Includes 340 shares of Enron Common Stock held jointly with Mr. Horwitz's wife, with whom he shares voting and investment power.

                    RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously has agreed to recommend to the Shareholders that they give their consents to the ratification of the Option and approval of the Share Issuance. In reaching its conclusion that the ratification of the Option and approval of the Share Issuance are fair to and in the best interests of the Shareholders, the Board of Directors considered a number of factors including, but not limited to, the following:

     - The Company did not have readily available financial resources to acquire APDT's interest in CIESA pursuant to the CIESA Agreement, and Enron was willing to finance such acquisition on favorable terms if the Option was granted.

     - The Company would have been unable to obtain the funds necessary to acquire APDT's interest in CIESA on more favorable terms than those obtained from Enron pursuant to the terms of the CIESA Agreement.

     - Enron's acquisition of the 4 1/6% interest in CIESA has enabled the Company to (i) reduce the indebtedness incurred in connection with the CIESA acquisition and (ii) reduce its holdings in CIESA to a level currently believed by the Company to be appropriate with respect to the diversification of its assets. The Option affords the Company a possible source of repayment of approximately 60% of the remaining funds borrowed from Enron through the issuance of Common Shares at market prices.

                                  CONSENT PROCEDURES

     Each Shareholder is requested to complete, date and sign the accompanying consent form and return the same to First Chicago Trust Company of New York, which has been appointed to serve as the Solicitation Agent. To be valid, such consents must be received by the Solicitation Agent no later than 5:00 p.m. (New York Time) on December 9, 1996, unless the Solicitation Period is extended one or more times in the discretion of the Board of Directors. If the Solicitation Period is extended, the Board of Directors will give written notice of such extension to all Shareholders. For more information concerning this solicitation, Shareholders may telephone the Solicitation Agent at (800) 519-3111.

     Each Shareholder must consent to, deny consent to, or abstain from consenting to the ratification of the Option and approval of the Share Issuance with respect to all Common Shares held by such Shareholder. The effect of abstaining or failing to sign and return the consent form will be the same as denying consent to the ratification of the Option and approval of the Share Issuance. A duly executed consent form returned to the Solicitation Agent will be deemed to constitute a consent to the ratification of the Option and approval of the Share Issuance unless the consent form is marked to the contrary.

     The consents being solicited hereby will (i) ratify the granting of the Option by the Company and (ii) authorize the Board of Directors to take all actions necessary or appropriate, as determined by the Board of Directors, to complete the Share Issuance upon the exercise of the Option.

     A consent executed by a Shareholder may be revoked or withdrawn by written notice received by the Solicitation Agent at any time on or prior to the expiration of the Solicitation Period. Following the expiration of the Solicitation Period, a consent from a Shareholder shall become irrevocable, unless revocability for all Shareholders is approved in writing by the Board of Directors.

RECORD DATE AND REQUIRED APPROVAL

     The close of business on November 8, 1996 has been established as the Record Date. As of the Record Date, there were 24,387,352 Common Shares outstanding held by a total of 62 record holders. Consents of Shareholders holding at least a majority of the outstanding Common Shares are required to ratify the Option and approve the Share Issuance. The ratification of the Option and approval of the Share Issuance are not required to be submitted to the Shareholders pursuant to the Securities Exchange Act of 1934, as amended, or the Company Agreement. However, the ratification of the Option and approval the Share Issuance are required by the NYSE to list the corresponding Common Shares on the NYSE.

     As of the Record Date, Enron and its affiliates held, and are entitled to exercise voting rights with respect to, an aggregate of 14,344,989 Common Shares representing approximately 59% of the outstanding Common Shares of the Company. Enron and its affiliates have advised the Company that they will consent to the ratification of the Option and approval of the Share Issuance with respect to all Common Shares held by them. Although the consent of Shareholders other than Enron and its affiliates is not required for the ratification of the Option and approval of the Share Issuance, the Company desires and respectfully requests that all Shareholders respond to the Consent Solicitation.

DISSENTERS' OR APPRAISAL RIGHTS

     There are no dissenters' or appraisal rights with respect to the ratification of the Option or approval of the Share Issuance pursuant to the Delaware Limited Liability Company Act, the Company Agreement or otherwise.

SHAREHOLDER PROPOSALS

     Any proposals of Shareholders intended to be presented at the next annual meeting of the Shareholders to be held in 1997 must by received by the Company, addressed to the Secretary of Enron Global Power & Pipelines L.L.C., Enron Building, 1400 Smith Street, Houston, Texas 77002, no later than November 29, 1996 to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

RIGHT TO OBTAIN LIST OF SHAREHOLDERS

     Upon written request from a Shareholder, or his or her duly authorized representative who has been so designated in writing, the Board of Directors will promptly furnish to each such person a list of the names and addresses of the Shareholders of the Company as of the Record Date. Requests should be directed to the Secretary of Enron Global Power & Pipelines L.L.C., Enron Building, 1400 Smith Street, Houston, Texas 77002.

SOLICITATION OF CONSENTS

     In addition to soliciting consents by mail, consents may be solicited by directors, officers and employees of the Company and its affiliates, who will not receive additional compensation therefor, by personal interview, telephone, telegram, courier service, or similar means of communication. In addition, the Company has retained First Chicago Trust Company of New York as Solicitation Agent to solicit consents to the ratification of the Option and approval of the Share Issuance from the Shareholders, administer the delivery of information to Shareholders and receive and tally votes. Whether or not the ratification of the Option and the Share Issuance are approved by the Shareholders, the Solicitation Agent will be paid a usual and customary fee by the Company. All costs of solicitation will be borne by the Company.

                                                                      APPENDIX A

--------------------------------------------------------------------------------

                       AGREEMENT REGARDING CIESA INTEREST

                                     AMONG

                                  ENRON CORP.

                          ENRON HOLDING COMPANY L.L.C.

                     ENRON GLOBAL POWER & PIPELINES L.L.C.

                                      AND

                    ENRON PIPELINE COMPANY -- ARGENTINA S.A.

--------------------------------------------------------------------------------

                                                                                        PAGE
                                                                                        ----
 1. DEFINED TERMS.....................................................................    1
 2. OPTION............................................................................    4
 3. NOTES.............................................................................    5
 4. ENRON CIESA ACQUISITION RIGHT.....................................................    7
 5. REPRESENTATIONS AND WARRANTIES; COVENANTS.........................................    7
 6. CONDITIONS TO BORROWING...........................................................    8
 7. DEFAULTS..........................................................................    9
 8. SET-OFF; SHARING..................................................................   10
 9. LIMITATION OF LIABILITY...........................................................   10
10. RIGHTS CUMULATIVE, NO WAIVER......................................................   10
11. NOTICES AND COMMUNICATIONS........................................................   10
12. REIMBURSEMENT OF EXPENSES.........................................................   10
13. EXECUTION, AMENDMENTS, BINDING EFFECT AND ASSIGNMENTS.............................   11
14. ENTIRE CONTRACT...................................................................   11
15. CLOSING DOCUMENTS.................................................................   11
16. GOVERNING LAW.....................................................................   11
17. SEVERABILITY......................................................................   11
18. NO THIRD PARTY BENEFICIARY........................................................   12
19. CONFIDENTIALITY...................................................................   12
EXHIBIT "A" GUARANTEE AGREEMENT.......................................................   13
EXHIBIT "B" PROMISSORY NOTE...........................................................   17
EXHIBIT "C" TERMS PURSUANT TO WHICH CIESA INTEREST MUST BE OFFERED TO EPP PURSUANT TO
  SECTION 4(B)(ii)....................................................................   19
EXHIBIT "D" NOTICE AND COMMUNICATION..................................................   20

                       AGREEMENT REGARDING CIESA INTEREST

     This Agreement Regarding CIESA Interest (the "Agreement") is entered into as of July 31, 1996 among ENRON CORP. ("Enron"), ENRON HOLDING COMPANY L.L.C. ("EHC"), ENRON GLOBAL POWER & PIPELINES L.L.C. ("EPP") and ENRON PIPELINE COMPANY -- ARGENTINA S.A. ("EPCA").

     WHEREAS, EHC is an indirect wholly owned subsidiary of Enron and the owner of approximately 52% of the outstanding Common Shares of EPP; and EPCA is a wholly owned subsidiary of EPP that owns a 25% interest in Compania de Inversiones de Energia S. A. ("CIESA");

     WHEREAS, EPCA, as an owner of a 25% interest in CIESA, has certain rights to purchase interests in CIESA that are offered for sale by other owners of interests in CIESA; and EPCA prefers to increase its direct or indirect interest in CIESA to 33% but may need to increase its direct or indirect interest in CIESA to as much as 37 1/2%; and

     WHEREAS, Argentina Private Development Trust Company Limited ("APDT") has agreed to sell its 25% interest in CIESA; and EPCA and Perez Companc S. A. ("PC") have elected to exercise their rights to purchase their respective prorata portions of such interest, with each of EPCA and PC purchasing from APDT, or causing a subsidiary to purchase from APDT, a 12 1/2% interest in CIESA; and

     WHEREAS, Compania de Inversiones de Transporte de Gas S.A. ("CITGAS") may also agree to sell its 25% interest in CIESA; and PC has elected to exercise its right to purchase its prorata portion of such interest, with PC purchasing from CITGAS, or causing a subsidiary to purchase from CITGAS, a 12 1/2% interest in CIESA or an entity holding a 12 1/2% interest in CIESA; and

     WHEREAS, the sale by CITGAS is subject to certain conditions and is not expected to occur prior to October 1, 1996; and

     WHEREAS, EPCA prefers not to purchase interests in CITGAS that would cause it, directly or indirectly, to own in excess of 37 1/2% of CIESA; but Enron is willing to purchase an interest in CIESA or one or more entities that would own an interest in CIESA that would represent a 16% economic interest in CIESA; and EPCA is willing to assign to Enron its preferential right to purchase from CITGAS a 12 1/2% interest in CIESA and to assign a portion of its direct or indirect economic ownership interest in CIESA in an amount equal to a 4 1/6% interest in order to permit Enron to acquire, in the aggregate, a 16% economic interest in CIESA;

     WHEREAS, Enron is willing to finance the acquisition by EPCA of the APDT CIESA Interest by making loans to EPP or a subsidiary of EPP that makes the acquisition;

     WHEREAS, in consideration of Enron's willingness to finance the acquisition by EPCA or a subsidiary thereof of the APDT CIESA Interest as described herein and to provide a possible source of funds for repayment of the loans to be made by Enron to EPCA, EPP is willing to grant to EHC the right and option to acquire additional Common Shares of EPP at the price and on the terms set forth herein;

     NOW, THEREFORE, the parties agree as follows:

                                1. DEFINED TERMS

     "Affiliate" shall mean, with respect to any person, any other person controlling, controlled by, or under common control with that first person. As used in this definition, the term "control" includes (a) with respect to any corporation or other entity having voting shares or the equivalent and elected directors, managers or managing members, or persons performing similar functions, the ownership or power to vote, directly or indirectly, shares or the equivalent representing 50.1% or more of the power to vote in the election of directors, managers or managing members, or persons performing similar functions, (b) ownership of 50.1% or more of the equity or beneficial interest in any other entity and (c) the ability to direct the business and affairs of any entity by acting as a general partner, manager or otherwise.

     "Agreement" shall have the meaning assigned in the initial paragraph hereof.

     "APDT" shall have the meaning assigned in the recitals to this Agreement.

     "APDT CIESA Interest" shall mean one half of the interest in CIESA being sold by APDT, composed of shares of capital stock of CIESA (and the right to receive dividends thereto from and after July 31, 1996) and rights to receive certain technical assistance fees earned after July 31, 1996 together with the related rights and obligations with respect thereto.

     "Borrower" shall have the meaning assigned in Section 3(A) of this Agreement.

     "Borrowing Notice" shall have the meaning assigned in Section 3(A) of this Agreement.

     "Business Day" shall mean any day other than a Saturday, Sunday or United States federal holiday on which banks are open for the conduct of business in Houston, Texas.

     "CIESA" shall have the meaning assigned in the recitals to this Agreement.

     "CITGAS" shall have the meaning assigned in the recitals to this Agreement.

     "Company Agreement" shall mean the Amended and Restated Limited Liability Company Agreement of EPP dated as of November 15, 1994, as amended from time to time.

     "Common Shares" shall mean the equity securities of EPP authorized for issuance pursuant to Section 4.01 of the Company Agreement and having the designations, preferences and relative, participating, optional or other special rights, powers and duties specified for "Common Shares" in the Company Agreement.

     "Conversion Market Price" shall mean, at the election of the holder of the Option set forth in the notice of exercise of the Option, either (i) the average closing price per share of Common Shares on the New York Stock Exchange for the 20 trading days immediately preceding the second trading day prior to the date notice of exercise of the Option is given to EPP; or (ii) if the Option is exercised in connection with any underwritten public offering which occurs substantially contemporaneously with such exercise and which offers for sale to the public any Common Shares held by the exercising holder of the Option or any Affiliate of such holder, the price at which Common Shares are purchased by the public.

     "Current Market Price" shall mean, at the election of the holder of the Option set forth in the notice of exercise of the Option, either (i) the average closing price per share of Common Shares on the New York Stock Exchange for the 20 trading days immediately preceding the second trading day prior to the date notice of exercise of the Option is given to EPP; or (ii) if the Option is exercised in connection with any underwritten public offering which occurs substantially contemporaneously with such exercise and which offers for sale to the public any Common Shares held by the exercising holder of the Option or any Affiliate of such holder, the price at which Common Shares are purchased (a) as to 52% of the amount (expressed in Dollars) of the Option then being exercised, by the public, and (b) as to 48% of the amount (expressed in Dollars) of the Option then being exercised, by the public less 5%.

     "Default" shall mean any condition or event that constitutes an Event of Default or that with the giving of notice or lapse of time or both would become an Event of Default.

     "$" and "Dollars" each means and refers to lawful money of the United States of America.

     "EACSA" shall have the meaning assigned in Section 4(A)(i) of this Agreement.

     "EHC" shall have the meaning assigned in the initial paragraph of this Agreement.

     "Enron" shall have the meaning assigned in the initial paragraph of this Agreement.

     "Enron Purchase Price" shall have the meaning assigned in Section 4(a)(ii) of this Agreement.

     "EPCA" shall have the meaning assigned in the initial paragraph of this Agreement.

     "EPP" shall have the meaning assigned in the initial paragraph of this Agreement.

     "Event of Default" shall have the meaning assigned in Section 7 of this Agreement.

     "Funding Date" shall have the meaning assigned in Section 3(A) of this Agreement.

     "Guarantee" shall have the meaning assigned in Section 3(A) of this Agreement.

     "Indebtedness" shall mean, with respect to any person at any date, the sum (without duplication) at such date of (i) all indebtedness of such person for borrowed money or for the deferred purchase price of property or services (which shall not include accounts payable entered into in the ordinary course of business), (ii) all indebtedness and other liabilities secured by any Lien on any property owned by such person even though such person has not assumed or otherwise become liable for payment thereof, (iii) all obligations of such person under any lease of property, real or personal, if the then present value of the minimum rental commitment thereunder should, in accordance with generally accepted accounting principles consistently applied, be capitalized on a balance sheet of the lessee, or any other such lease the obligations under which are capitalized on a consolidated balance sheet of EPP and its Affiliates, and (iv) all obligations of such person to reimburse the issuer of fidelity or performance bonds, letters of credit, acceptances, or similar obligations issued or created for the account of such person.

     "Interest Payment Date" shall have the meaning assigned in Section 3(D) of this Agreement.

     "Interest Rate" shall mean LIBOR plus .75%.

     "LIBOR" shall mean the variable annual rate of interest at which Dollar deposits of an amount comparable to the amount of any Note and for an interest period equal to one month, are offered to major banks as quoted from time to time by the Telerate quotation service (currently Page 3750) or, if the Telerate service ceases to be available, in the Money Rates tables of The Wall Street Journal, fluctuating periodically as such quoted rates change from time to time, any such adjustment to be effective two days following the first publication thereof.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     "Loans" shall have the meaning assigned in Section 3(A) of this Agreement.

     "Notes" shall have the meaning assigned in Section 3(B)(ii) of this Agreement.

     "Obligations" means (i) all principal of and interest (including, without limitation, all interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower) on any Note, (ii) all other amounts payable by the Borrowers under the Agreement and (iii) any renewals or extensions of any of the foregoing.

     "Option" shall have the meaning assigned in Section 2(A) of this Agreement.

     "Option Exercise Date" shall have the meaning assigned in Section 2(B) of this Agreement.

     "PC" shall have the meaning assigned in the recitals to this Agreement.

     "Permitted Indebtedness" shall mean (i) Indebtedness in respect of the Obligations of the Borrowers under this Agreement, (ii) Indebtedness existing on the date of this Agreement, (iii) Indebtedness of any Affiliate of EPP which is not a consolidated subsidiary in EPP's financial statements and which Indebtedness is nonrecourse to EPP or any Affiliate of EPP which is such a consolidated subsidiary of EPP, (iv) Indebtedness of EPP or any Affiliate of EPP to any partially or wholly owned subsidiary of EPP which owns pipeline projects or electric power plants in countries which limit the payment of dividends to the amount of annual income of such partially or wholly owned subsidiary, and
(v) Indebtedness of EPP or any Affiliate of EPP incurred after the date of this Agreement to Enron or any Affiliate of Enron (other than EPP) in an amount at any one time outstanding not to exceed $10,000,000.

     "Purchase Right Agreement" shall mean the Purchase Right Agreement between Enron and EPP dated as of November 15, 1994, as amended from time to time.

     "Shareholders Agreement" shall mean the Shareholders Agreement dated as of November 13, 1992 among APDT, CITGAS, EPCA and PC relating to the ownership of shares of CIESA, as amended from time to time.

     "Termination Date" shall mean the earlier of (i) September 30, 1997, or
(ii) the ninetieth day following the first Interest Payment Date on which Enron and its Affiliates collectively own less than 50.0% of the outstanding Common Shares.

                                   2. OPTION

     (A) Grant of Option. Effective upon the initial Funding Date, EPP hereby grants to EHC an option to purchase (the "Option"), at any time or from time to time during the term set forth in Section 2(B) below, all or any portion of such number of Common Shares of EPP as have a Conversion Market Price, as of the date or dates of exercise and taking into account all previous exercises of any portion of the Option, of $47,000,000 rounded up to the next full share, and in all respects subject to the terms of this Article 2.

     (B) Term; Exercise of Option.

     (i) This Option shall be exercisable in whole or in part for a number of Common Shares having a Conversion Market Price equal to $47,000,000 at a price per Common Share equal to the Current Market Price, and at any time and from time to time, during the period ending on the close of business in Houston, Texas on September 30, 1997.

     (ii) This Option shall be exercisable by a written notice to EPP which shall: (a) state the election to exercise the Option and the portion of the Option (expressed in Dollars) in respect of which it is being exercised; (b) state the method of determining each of the Conversion Market Price and the Current Market Price elected to govern the exercise of the portion of the Option then being exercised; (c) be signed on behalf of the person exercising the Option; and (d) be followed on the next succeeding Business Day by a wire transfer to an account specified by EPP of the amount of the Current Market Price of the Common Shares for which the Option is being exercised. Any date on which such written notice is transmitted to EPP is referred to herein as an "Option Exercise Date."

     (C) Transferability of Option. Subject to compliance with applicable securities laws, this Option may be transferred or assigned in any manner and at any time by EHC without the consent of EPP (but with notice to EPP); provided, however, that EHC may not transfer the Option or any portion thereof if the exercise of the Option would cause a default or an event that, with notice or the passage of time, would constitute a default to exist under any financing agreement relating to EPP, any Designated Development Project or Future Project (as such capitalized terms are defined in the Purchase Right Agreement) or any electric power or pipeline project in which an interest is currently or subsequently owned by EPP.

     (D) Adjustments upon Changes in Capitalization. If all or any portion of the Option is exercised subsequent to any stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, reorganization, or other change or transaction of or by EPP, as a result of which shares of any class or other securities or cash (excluding ordinary cash dividends) shall be issued in respect of outstanding Common Shares covered by the Option, or if the Common Shares covered by the Option shall be changed into the same or a different number of shares of the same or another class or classes of stock or other securities, the person or persons so exercising the Option shall receive, for the aggregate option price payable upon such exercise of the Option, the aggregate number and class of shares or other securities or cash (excluding ordinary cash dividends) to which EHC would have been entitled had it exercised this Option, immediately prior to such stock dividend, split-up, recapitalization, combination or exchange of shares, merger, consolidation, separation, reorganization, or other similar change or transaction.

                                    3. NOTES

     (A) Commitment to Lend. Enron, on the terms and conditions hereinafter set forth, agrees to make, or to cause one or more of its subsidiaries or Affiliates to make (as appropriate, the "Lender"), one or more loans (the "Loans") to EPP, or a direct subsidiary of EPP designated by EPP (as appropriate, the "Borrower"), from time to time after the date hereof on each closing date of the acquisition from APDT of the APDT CIESA Interest by EPCA or another subsidiary of EPP, or on such earlier date which is a Business Day as may be necessary to provide good funds to the Borrower on the scheduled closing date of any such acquisition (each a "Funding Date") during the period from the date of this Agreement until the Termination Date in an aggregate principal amount not to exceed $117,500,000. Each Loan hereunder shall be in an aggregate amount not less than $500,000. The Loans made hereunder to any Borrower other than EPP shall be guaranteed by EPP by execution and delivery contemporaneously with the delivery of the first Borrowing Notice of a Guarantee Agreement in the form of Exhibit "A" hereto (the "Guarantee").

     (B) Making the Loans; Use of Proceeds.

     (i) Each Loan shall be made on notice, given not later than 11:00 a.m. (Houston time) at least one Business Day prior to the Funding Date of the proposed Loan, by Borrower to Enron (a "Borrowing Notice"). Each such notice of a Loan shall specify therein the requested (a) Funding Date of such Loan, and
(b) the aggregate amount of such Loan, and the first such notice shall be accompanied by delivery of the Guarantee executed on behalf of EPP and a certification by an officer of EPP that the proceeds of each Loan will be used only for the acquisition of the APDT CIESA Interest and related expenses. The Lender shall, before 11:00 a.m. (Houston time) on the date of such Loan make such funds available to the Borrower at such address or account as shall be specified by Borrower in the notice of Loan.

     (ii) The Loans shall be represented by one or more promissory notes, substantially in the form of Exhibit "B" hereto (the "Notes"), which shall be amended from time to time (either by amendment of the Note or by notation thereon of any payments and prepayments hereunder) to reflect the principal amount of Loans outstanding thereunder at such time.

     (iii) The proceeds of the Loans shall be used only to acquire the APDT CIESA Interest and for related expenses and for no other purpose.

     (C) Repayment. The Borrower shall repay the unpaid principal amount of each Loan made in accordance with the terms of the Note issued in respect thereof to the order of the Lender. All Loans under any Note shall be due and payable on the earlier of (i) the maturity date of the related Note, or (ii) the Termination Date.

     (D) Interest. The Borrower shall pay interest on the unpaid principal amount of each of the Notes from the Funding Date of the related Loan until the principal amount of such Notes shall be paid in full, at a rate per annum equal to the Interest Rate and as set forth in Section 3(E) below. Interest shall be payable monthly on the last day of each month unless such day is not a Business Day, in which case interest shall be payable on the next preceding day which is a Business Day (an "Interest Payment Date"). Enron shall determine the Interest Rate applicable from time to time to the Loans hereunder by reference to the Telerate service (or if applicable, to The Wall Street Journal) as described in the definition of LIBOR, and shall give prompt notice to EPP by telecopy or hand delivery of each rate of interest so determined. Such determination thereof shall be conclusive in the absence of manifest error. EPP shall promptly notify Enron of any error in such computation.

     (E) Default Rate. Any overdue principal of and overdue interest on any Loans shall bear interest, payable on demand, for each day from the date payment thereof was due to the date of actual payment, at a rate per annum equal to the sum of 2% plus the otherwise applicable Interest Rate for such day calculated in accordance with Section 3(D) of this Agreement.

     (F) Prepayments.

     (i) Mandatory Prepayments. Within one Business Day following the closing of the acquisition by Enron of an acquisition of an interest in CIESA pursuant to
Section 4(A)(ii) of this Agreement, if any, the Borrower shall make a mandatory prepayment of the Loans in an aggregate amount equal to the Enron Purchase Price. Such mandatory prepayment shall be applied as provided in for optional prepayments pursuant to Section 3(F)(ii) below.

     (ii) Optional Prepayments. The Borrower may, upon at least one Business Day's notice to the Lender, prepay any Note in whole at any time, or from time to time in part, in an aggregate amount of $100,000 or any larger multiple of $50,000, by paying the principal amount to be prepaid together with accrued interest thereon, if the date of prepayment is an Interest Payment Date, to the date of prepayment. If principal is prepaid on any date other than an Interest Payment Date, accrued and unpaid interest to the date of prepayment shall be paid on the next succeeding Interest Payment Date. The principal amount of the Loans to be made hereunder shall be reduced permanently by an amount equal to the amount of any principal paid or prepaid.

     (iii) Notice of Optional Prepayment Irrevocable. Upon receipt of a notice of prepayment pursuant to Section 3(F)(ii), such notice shall not thereafter be revocable by the Borrower.

     (G) General Provisions as to Payments.

     (i) Each payment of principal of, and interest on, any Note, shall be made not later than 11:00 A.M. (Houston, Texas time) on the date when due, in federal or other funds available on the same day in Houston, Texas, to the Lender at its address set forth on the signature page hereof.

     (ii) Whenever any payment of principal of, or interest on, any Note shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

     (H) Computation of Interest. Interest on Loans hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     (I) Maximum Interest Rate.

     (i) Nothing contained in this Agreement or any Note shall require the Borrower to pay or permit the Lender to receive interest at a rate exceeding the then applicable maximum rate permitted by applicable law.

     (ii) If the amount of interest payable to the Lender on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to Section 3(D) and 3(E) and taking into account any other compensation received or to be received by the Lender which would constitute interest under applicable law, would exceed the maximum amount permitted by applicable law to be charged by the Lender to the Borrower under any Note, the amount of interest payable to it on such interest payment date shall be automatically reduced to such maximum permissible amount.

     (iii) If the amount of interest payable to the Lender in respect of any interest computation period is reduced pursuant to clause (ii) of this Section 3(I) and the amount of interest payable to it in respect of any subsequent interest computation period, computed pursuant to Section 3(D) and 3(E), would be less than the maximum amount permitted by applicable law to be charged by the Lender, then the amount of interest payable to the Lender in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid to the Lender has been increased pursuant to this clause
(iii) exceed the aggregate amount by which interest paid to the Lender has theretofore been reduced pursuant to clause (ii) of this Section 3(I).

     (J) Taxes. Any and all payments by Borrower hereunder or under any Note shall be made free and clear of, and without deduction for, or on account of, any present or future income, stamp or other taxes, levies, imposts, deductions, fees, charges or withholdings, and all liabilities with respect thereto now or hereafter imposed, levied, collected, withheld or assessed by any country (or any political subdivision or taxing authority thereof or therein).

                        4. ENRON CIESA ACQUISITION RIGHT

     (A) On the date hereof, Enron has elected by notice to EPP given in the manner set forth in Section 11 of this Agreement to acquire an interest in CIESA; accordingly, each of EPP and EPCA agrees that it will, as promptly as practicable, but in any event on or before August 31, 1996:

          (i) assign to Enron Argentina CIESA Holdings S.A., an Argentine sociedad anonima ("EACSA"), (or as otherwise directed by Enron) EPCA's preferential right under the Shareholders Agreement to purchase whatever interest in CIESA is to be sold by CITGAS that EPCA has a right to acquire, or take such actions thereunder as may be necessary to allow Enron to achieve ownership of the economic benefit thereof (but, except as set forth in subsection (iii) below, not the right or power to vote with respect to such interest) without payment of any additional consideration to EPP;

          (ii) assign to EACSA (or as otherwise directed by Enron) the economic benefits of one third of the APDT CIESA Interest owned directly or indirectly by EPCA (but, except as set forth in subsection (iii) below, not the right or power to vote with respect to such interest), for a purchase price equal to $39,166,667 plus interest at the Interest Rate from the date of the acquisition by EPP of the APDT CIESA Interest to the date one third of such interest is acquired by Enron (the "Enron Purchase Price");

          (iii) convey to EACSA (or as otherwise directed by Enron) the right to vote with respect to the CIESA interest acquired pursuant to subsections
     (i) and (ii) above if, but only if, the Securities and Exchange Commission grants to Enron and EPP the exemption under Section 6(c) of the Investment Company Act of 1940 pursuant to the application for exemption filed on May 15, 1996; and

          (iv) instruct CIESA to pay directly to EACSA (or as otherwise directed by Enron) and, if not so paid, to hold for the benefit of and convey to EACSA immediately after the receipt from CIESA the amount of any dividend or other distribution received after the date hereof in respect of the portion of the APDT CIESA Interest being acquired by Enron pursuant to the provisions of Section 4(A)(ii) of this Agreement.

     (B) In respect of any transaction contemplated by Section 4(A) above, Enron agrees that it will:

          (i) take any action (including, without limitation, structuring the acquisition of the economic benefit of an additional interest in CIESA in such a way as to vest the power to vote such interest in EPCA) as may be necessary (or in the opinion of counsel advisable) to permit EPCA to own, directly or indirectly, the voting rights attributable to such interest in order to avoid being or becoming an investment company subject to registration under the Investment Company Act of 1940; and

          (ii) at any time selected by Enron during the period commencing on the first anniversary of the closing of an acquisition by Enron or an Affiliate of Enron (other than EPP) of a direct or indirect interest in CIESA pursuant to Section 4(A)(i) of this Agreement and concluding at the close of business on the 180th day thereafter, offer to EPP the right to acquire the entire interest in CIESA then held by Enron, if any, on terms similar to those set forth in the Purchase Right Agreement, with such changes thereto and variations from the Purchase Right Agreement as are set forth in Exhibit "C" hereto.

                  5. REPRESENTATIONS AND WARRANTIES; COVENANTS

     (A) Each party represents, warrants and covenants with respect to itself that:

          (i) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation or organization;

          (ii) it has the requisite power to enter into, deliver and perform its obligations under this Agreement;

          (iii) it has taken all necessary action to authorize the entering into, delivery and performance of this Agreement;

          (iv) the entering into, delivery and performance of this Agreement (and, with respect to the Borrower, the borrowing of any Loan or the repayment thereof or the related Note) do not and will not violate or conflict with its charter or bylaws (or comparable constituent documents), any law applicable to it, any order of any court or other agency of government applicable to it or any material agreement to which it is a party or by which it or any of its property is bound;

          (v) all authorizations, exemptions, consents, licenses, approvals of and registrations or declarations with any governmental or other authority that are required to be obtained or made by it with respect to this Agreement have been obtained or made and are valid and are in full force and effect, and it will maintain all the same in full force and effect and will use all reasonable efforts to obtain or make (and to maintain in full force and effect) any that may become necessary after the date of this Agreement; and it will comply in all material respects with the terms of each of them;

          (vi) this Agreement constitutes (and, with respect to the Borrower, each Note will constitute) its (and, in the case of EPCA, its or the executing subsidiary Borrower's) legally valid and binding obligation, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law); and

          (vii) the information furnished in writing by such party to the other party in connection with this Agreement is, as of the date of such information, true, accurate and complete in every material respect.

     (B) EPP hereby agrees that, until the later of (i) the date on which all of the Obligations have been discharged in full, or (ii) the Termination Date, it will not and will not permit any of its Affiliates to create, incur, or assume or suffer to exist, any Indebtedness, except Permitted Indebtedness.

                           6. CONDITIONS TO BORROWING

     The obligation of the Lender to make Loans pursuant to Article 3 is subject to the satisfaction of the following conditions precedent:

          (A) no Default shall have occurred and be continuing, or would exist immediately after (and giving effect to) the Loan;

          (B) the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of the Loan as if made on and as of such date (except to the extent such representations and warranties speak as of another specified date);

          (C) the Borrower shall have performed and complied with each covenant and other agreement that this Agreement provides shall be performed or complied with on or before the date of the Loan;

          (D) Enron shall have received a certificate, signed by an officer of EPP, as to the facts specified in clauses (A), (B) and (C) of this Section 6(A);

          (E) The Lender shall have received a duly executed Note, dated on or before the date of the Borrowing, complying with the provisions of Section 3(B); and

          (F) in respect of the first Loan hereunder, the Lender shall have received a duly executed copy of the Guarantee.

                                  7. DEFAULTS

     If one or more of the following events ("Events of Default") shall have occurred and be continuing:

          (A) Borrower shall fail to pay when due any principal of any Note, or shall fail to pay within five Business Days of the due date thereof any interest on any Note or any fees or any other amount payable hereunder;

          (B) Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause
     (A) above) for thirty (30) days after notice of such failure from Enron;

          (C) any representation, warranty, certification or statement made by EPP or the Borrower in this Agreement, or in any certificate or other document delivered pursuant hereto or thereto, or by the Guarantor in the Guarantee shall prove to have been incorrect in any material respect when made;

          (D) any event or condition shall occur that results in the acceleration of the maturity of any indebtedness of the Borrower or the Guarantor in excess of $10,000,000;

          (E) a judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or the Guarantor and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order, or (ii) there shall have been a period of 60 days during which a stay of enforcement of such judgment or order, by reason of pending appeal or otherwise, was not in effect;

          (F) the Borrower or the Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action authorizing any of the foregoing;

          (G) an involuntary case or other proceeding shall be commenced against the Borrower or the Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower or the Guarantor under the federal bankruptcy laws as now or hereafter in effect;

          (H) there shall have been a default under the Guarantee; or

          (I) the Guarantee shall for any reason cease to be in full force and effect;

then, and in every such event, Enron may by notice to EPP declare any Note (together with accrued interest thereon and all other amounts payable in respect of Loans hereunder) to be, and such Note shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in Section 6(F) or (G) above with respect to the Borrower or the Guarantor without any notice to the Borrower or any other act by the Lender, each Note (together with accrued interest thereon and all other amounts payable hereunder) issued by any Borrower as to which such Event of Default has occurred (and all Notes hereunder if such Event of Default occurs with respect to the Guarantor) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                              8. SET-OFF; SHARING

     In addition to any rights and remedies of the Lender provided by law, upon the occurrence of an Event of Default and acceleration of the obligations owing in connection with this Agreement, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived to the extent permitted by applicable law, to set off and apply against any indebtedness, whether matured or unmatured, of that Borrower to the Lender, any amount owing from the Lender to that Borrower at, or at any time after, the happening of any of the above-mentioned events, and such right of set-off may be exercised by the Lender against that Borrower or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of that Borrower, or against anyone else claiming through or against such Borrower or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Lender prior to the making, filing or issuance, or service upon the Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

                           9. LIMITATION OF LIABILITY

     No party shall be required to pay incidental, consequential or indirect damages to any other party (except to the extent that the payments required to be made pursuant to this Agreement are deemed to be such damages). If and to the extent any payment required to be made pursuant to this Agreement is deemed to constitute liquidated damages, the parties acknowledge and agree that damages are difficult or impossible to determine and that such payment constitutes a reasonable approximation of the amount of such damages.

                        10. RIGHTS CUMULATIVE, NO WAIVER

     The rights and remedies herein provided are in addition to and not exclusive of any rights and remedies provided by law and shall not affect or impair any right to which either party may be entitled by law. No failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

                         11. NOTICES AND COMMUNICATIONS

     All notices and other communications in connection with this Agreement shall be in writing and sent by hand or by certified mail, postage prepaid, return receipt requested, or transmitted via telex or telefacsimile, to the addressee specified in Exhibit "D", or to such other address as it may have designated by notice to the other party. Such notices shall be effective when received, except that notices sent by telex shall be deemed received when the appropriate answer back is received and notices sent by telefacsimile shall be deemed received when receipt is confirmed by return telefacsimile; provided, however, notice sent by telefacsimile received after normal business hours shall be deemed to be received the following Business Day.

                         12. REIMBURSEMENT OF EXPENSES

     (A) Any party in default in any of its obligations under this Agreement agrees to reimburse the other party in Dollars, on demand, for actual expenses, including, without limitation, legal fees and expenses, reasonably incurred by such other party in contemplation of or otherwise in connection with the enforcement of, or the preservation of any rights under, this Agreement.

     (B) Each party shall pay any stamp, registration, documentation or similar tax, levy or duty imposed in respect of its execution of this Agreement or any Note or performance of its obligations hereunder or thereunder by any jurisdiction in which it is incorporated, organized, managed and controlled or considered to have its seat, or in which a branch or office through which it is acting for purposes of this Agreement is located. If a party has failed to pay any amount it is required to pay pursuant to the foregoing sentence and the other party has made a payment in respect of that amount, the first party shall reimburse the second on demand for the amount the second has paid. However, if both parties would be responsible for payment of the same tax, levy or duty pursuant to the preceding sentence (other than any such tax in respect of any Note, which shall be borne and paid by the Borrower thereunder), each shall pay one half, or if either party pays the full amount, the other shall reimburse it on demand for one half.

           13. EXECUTION, AMENDMENTS, BINDING EFFECT AND ASSIGNMENTS

     (A) This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. No amendment, waiver, modification or supplement of any provision of this Agreement and no consent to any departure therefrom shall be effective unless in writing and signed by the parties effected thereby.

     (B) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that except as expressly provided herein, neither EPP nor EPCA shall be entitled to assign or otherwise transfer its rights or obligations hereunder (whether by security or otherwise) or any interest herein without the prior written consent of Enron, and any purported transfer without such consent will be void. Except as otherwise provided in Section 2(C), Enron may assign or otherwise transfer any such rights, obligations or interest to an Affiliate of Enron on two Business Days' prior written notice.

                              14. ENTIRE CONTRACT

     This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior communications or agreements between them relating thereto.

                             15. CLOSING DOCUMENTS

     (A) On the date of execution hereof, each party shall furnish to the other the following documents in form and substance satisfactory to the other party:
(i) certified copies of its Articles of Incorporation and By-Laws or other equivalent organizational documents; (ii) certified copies of the resolutions of its Board of Directors authorizing the execution and delivery of this Agreement; and (iii) a certificate as to the incumbency and specimen signatures of its officers executing this Agreement.

     (B) Each party shall, upon request, furnish to the other party as soon as practicable such other documents as the other party shall reasonably request.

                               16. GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the law of the State of Texas, excluding any conflict of law principles.

                                17. SEVERABILITY

     Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction.

                         18. NO THIRD PARTY BENEFICIARY

     This Agreement is not intended, and shall not be construed, to confer any benefits on, or result in any responsibility to, any party other than the parties hereto.

                              19. CONFIDENTIALITY

     The existence of this Agreement, its contents, and the existence of and contents of all other instruments and documents relating to this Agreement and any information made available by one party to the other with respect to this Agreement or this Agreement is confidential and will not be discussed with or disclosed to any third party (nor shall any public announcement or press release be made by either party, except with the express prior written consent of the other party hereto), or except for such information (a) as may become generally available to the public, (b) as may be required or appropriate in response to any summons, subpoena or otherwise in connection with any litigation or to comply with any applicable law, order, regulation or ruling, (c) as may be obtained from a nonconfidential source that declared such information in a manner that did not violate its obligations to the other party in making such disclosure, (d) as may be required to be furnished to that party's auditors, or that party's lawyers, financial institutions, or prospective business parties with which the party has a written agreement to keep the information that is disclosed in confidence, or (e) as otherwise may be required by law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                            ENRON CORP.

                                            By: /s/  LOUIS E. POTEMPA
                                              ----------------------------------
                                            Name: Louis E. Potempa
                                            Title: Vice President

                                            ENRON HOLDING COMPANY L.L.C.

                                            By: /s/  LOUIS E. POTEMPA
                                              ----------------------------------
                                            Name: Louis E. Potempa
                                            Title:

                                            ENRON GLOBAL POWER &
                                              PIPELINES L.L.C.

                                            By: /s/  K. WADE CLINE
                                              ----------------------------------
                                            Name: K. Wade Cline
                                            Title: Vice President, General
                                            Counsel & Secretary

                                            ENRON PIPELINE COMPANY --
                                              ARGENTINA S.A.

                                            By: /s/  MICHAEL P. HOCKENBERRY
                                              ----------------------------------
                                            Name: Michael P. Hockenberry
                                            Title: President

                                  EXHIBIT "A"

                              GUARANTEE AGREEMENT

     GUARANTEE, dated as of July   , 1996, by Enron Global Power & Pipelines
L.L.C., a Delaware limited liability company ("EPP"), in favor of Enron Corp., a Delaware corporation (the "Lender").

     Pursuant to an Agreement Regarding CIESA Interest, dated as of July 31, 1996, between EPP, Enron Holding Company L.L.C., Enron Pipeline
Company -- Argentina S.A. ("EPCA") and the Lender (as amended, modified, supplemented or restated from time to time, the "Agreement"), the Lender has agreed to lend amounts up to $117,500,000 to EPP, EPCA or to certain of EPP's subsidiaries designated by EPP (individually a "Borrower" and collectively the "Borrowers") to enable the Borrowers to finance the acquisition of an interest in Compania de Inversiones de Energia S.A. ("CIESA") and for certain other purposes.

     It is a condition precedent to the obligation of the Lender to make its loans to the Borrowers under the Agreement that EPP, to the extent Loans are made to EPCA or subsidiaries of EPP, shall have executed and delivered this Guarantee Agreement for the benefit of the Lender.

     EPP will derive substantial direct and indirect benefit from the Loans made under the Agreement.

     NOW, THEREFORE, in consideration of the premises and to induce the Lender to enter into the Agreement and to induce the Lender to make Loans to the Borrowers under the Agreement, EPP (acting in its capacity as Guarantor hereunder, the "Guarantor") hereby agrees with the Lender as follows:

          1. Defined Terms. Capitalized terms used herein that are not defined herein shall have the meanings ascribed thereto in the Agreement.

          2. Guarantees. The Guarantor hereby unconditionally and irrevocably guarantees to the Lender the prompt and complete payment and performance by the Borrowers when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations. The Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, disbursements and charges of counsel) which may be paid or incurred by the Lender in enforcing, or obtaining advice of counsel in respect of, any of its rights under this Guarantee. This Guarantee shall remain in full force and effect until the Obligations are paid in full.

          The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Lender on account of its liability hereunder, it will notify the Lender in writing that such payment is made under this Guarantee for such purpose. No payment or payments made by any Borrower or any other Person or received or collected by the Lender from any Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor hereunder which shall remain obligated hereunder, notwithstanding any such payment or payments, until the Obligations are paid in full.

          3. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default with respect to a particular Borrower, the Lender is hereby irrevocably authorized by the Guarantor at any time and from time to time without notice to the Guarantor, any such notice being hereby waived by the Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender to or for the credit or the account of the Guarantor, or any part thereof, in such amounts as the Lender may elect, on account of the liabilities of the Guarantor hereunder then due and owing, in any currency, whether arising hereunder, under the Agreement or any Note of such Borrower as the Lender may elect, whether or not the Lender has made any demand for payment. The Lender shall notify the Guarantor promptly of any such set-off made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Lender may have.

          4. Waiver of Rights as a Creditor. Until the expiration of a period of one year and one day following the payment in full of all of the Obligations, the Guarantor irrevocably waives any and all rights to which it may be entitled, by operation of law or otherwise, as a "creditor" (as defined in the Bankruptcy Code, 11 U.S.C. sec.sec. 101, et. seq.) of any defaulting Borrower, whether such rights as a "creditor" arise as a result of a payment hereunder or otherwise, including, without limitation, any and all rights to which Guarantor may be entitled, upon making any payment hereunder, (i) to be subrogated to the rights of the Lender against such defaulting Borrower with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by such defaulting Borrower in respect thereof or (ii) to receive any payment, in the nature of contribution or for any other reason, from any other Person with respect to such payment.

          5. Amendments, etc. with respect to the Obligations. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of any of the Obligations made by the Lender may be rescinded by the Lender, and any of the Obligations continued, and the Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Lender, and the Agreement, any Note and any other document executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lender and the Borrower may deem advisable from time to time, and any guarantee or right of offset at any time held by the Lender for the payment of the Obligations may, after the occurrence of an Event of Default, be sold, exchanged, waived, surrendered or released. The Lender shall not have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto.

          6. Guarantee Absolute and Unconditional. To the extent permitted by law, the Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Lender upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between the Borrowers or the Guarantor, on the one hand, and the Lender, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. To the extent permitted by law, the Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any defaulting Borrower or the Guarantor with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of the Agreement, any Note, any of the Obligations or guarantee or right of offset with respect thereto at any time or from time to time held by the Lender,
     (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Borrower against the Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance. When the Lender is pursuing its rights and remedies hereunder against the Guarantor, the Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrowers or any other Person or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Lender to pursue such other rights or remedies or to collect any payments from the Borrowers or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of any Borrower or any such other Person or of any such guarantee or right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Lender against the Guarantor.

          7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned to the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or the Guarantor or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise all as though such payments had not been made.

          8. Payments. The Guarantor hereby agrees that the Obligations will be paid to the Lender without set-off or counterclaim in U.S. Dollars at the Lender's office at 1400 Smith Street, Houston, Texas 77002, or at such other office as the Lender may direct by notice to the Borrower.

          9. Representations and Warranties. The Guarantor represents and warrants to the Lender that:

             (a) The Guarantor is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the limited liability company power and authority and the legal right to own and operate its property and to conduct the business in which it is engaged.

             (b) The execution, delivery and performance by the Guarantor of this Guarantee are within the Guarantor's power, have been duly authorized by all necessary limited liability company action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, or require the consent of any party under, any provision of applicable law or regulation or of the limited liability company agreement of the Guarantor or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor, or result in the creation or imposition of any Lien on any asset of the Guarantor.

             (c) This Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law).

          10. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

          12. No Waivers; Cumulative Remedies. The Lender shall not by any act (except by a written instrument pursuant to paragraph 13 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Lender would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

          13. Notices. All notices and other communications in connection with this Guarantee shall be in writing and sent by hand or by certified mail, postage prepaid, return receipt requested, or transmitted via telex or telefacsimile, to the addressee specified in Exhibit "D" to the Agreement, or to such other address as it may have designated by notice to the other party. Such notices shall be effective when received, except that notices sent by telex shall be deemed received when the appropriate answer back is received and notices sent by telefacsimile shall be deemed received when receipt is confirmed by return telefacsimile; provided, however, notice sent by telefacsimile received after normal business hours shall be deemed to be received the following Business Day.

          14. Amendments and Waivers. Any provision of this Guarantee may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Guarantor and the Lender.

          15. Successors and Assigns. The provisions of this Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of the Lender and its successors and assigns.

          16. STATE OF TEXAS LAW. THIS GUARANTEE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF TEXAS.

     IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be duly executed as of the day and year first above written.

                                            ENRON GLOBAL POWER &
                                            PIPELINES L.L.C.

                                            By:

                                            ------------------------------------

                                            ------------------------------------
                                              (Name)

                                              ----------------------------------
                                              (Title)

                                              1400 Smith Street
                                              36th Floor
                                              Houston, Texas 77002
                                              Telecopy: (713) 646-2371

ACCEPTED AND AGREED:

ENRON CORP.

By:
------------------------------------
    (Name)

    --------------------------------
    (Title)

    1400 Smith Street
    Houston, Texas 77002
    Telecopy: (713) 646-3422

                                  EXHIBIT "B"

                                PROMISSORY NOTE

U.S. $117,500,000.00                                   Dated:             , 1996

     FOR VALUE RECEIVED, THE UNDERSIGNED, ENRON PIPELINE COMPANY -- ARGENTINA S.A. [or insert other Borrowers name] (the "Borrower"), HEREBY PROMISES TO PAY to the order of ENRON CORP. ("the Lender") or permitted assigns on the earlier of (i) September 30, 1997, (ii) the ninetieth day following the first Interest Payment Date on which Enron and its Affiliates collectively own less than 50.0% of the outstanding Common Shares, or (iii) the date of any mandatory prepayment required under the Agreement (but only to the extent of the mandatory prepayment required thereby)(the "Maturity Date") the principal sum of U.S. ONE HUNDRED SEVENTEEN MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS (U.S. $117,500,000.00) or, if less, the aggregate unpaid principal amount of the Loans (as defined below) made by the Lender to the Borrower pursuant to the Agreement outstanding on the Maturity Date.

     The Borrower promises to pay interest on the unpaid principal amount hereof from the date of the related Loan until such principal amount is paid in full, at such interest rates and at such times, as are specified in the Agreement.

     Both principal and interest are payable in lawful money of the United States of America to the Lender at 1400 Smith Street, Houston, Texas 77002, in same day funds. Each Loan made by the Lender to the Borrower pursuant to the Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender, and, prior to any permitted transfer hereof, endorsed on the grid attached hereto which is part of this Note.

     This Note is one of the Notes referred to in, and is subject to and is entitled to the benefits of, the Agreement Regarding CIESA Interest dated as of July 31, 1996 the ("Agreement") among Enron Corp., Enron Holding Company L.L.C., Enron Global Power & Pipelines L.L.C. ("EPP") and Enron Pipeline
Company -- Argentina S.A. The Agreement, among other things (i) provides for the making of loans (the "Loans") by the Lender to persons specified therein as Borrowers from time to time in an aggregate amount not to exceed U.S.$117,500,000.00, the indebtedness of the Borrower resulting from any such Loan being evidenced in whole or in part by this Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the Maturity Date upon the terms and conditions therein specified. Capitalized terms used in this Note but not defined herein have the respective meanings assigned them in the Agreement.

     This Note is entitled to the benefit of the Guarantee, as such term is defined in the Agreement, issued by EPP to the Lender on the date hereof.

     This Note shall be governed by, and construed in accordance with, the laws of the State of Texas.

                                            ENRON PIPELINE COMPANY --
                                              ARGENTINA S.A.
                                            [or other Borrower]

                                            By:
                                            ------------------------------------
                                              Name:
                                              Title:

                               SCHEDULE OF LOANS

                                                       AMOUNT OF     OUTSTANDING
                                         PRINCIPAL     PRINCIPAL       UNPAID
                                         AMOUNT OF      PAID OR       PRINCIPAL
   DATE OF LOANS       INTEREST RATE       LOAN         PREPAID        BALANCE
-------------------    -------------     ---------     ---------     -----------


                                  EXHIBIT "C"

                     TERMS PURSUANT TO WHICH CIESA INTEREST
                             MUST BE OFFERED TO EPP
                          PURSUANT TO SECTION 4(B)(II)

     The offer pursuant to Section 4(B)(ii) must be made in a manner similar to an Offer under the Purchase Right Agreement of an interest in an Eligible Project that is not a Designated Development Project, except as provided herein. Capitalized terms used in this exhibit are used as defined in the Purchase Right Agreement, and reference to sections are to sections of the Purchase Right Agreement.

     1. Section 2.01(b) -- Project Scope and Project Description may be omitted from Pre-Offer Notice.

     2. Section 2.01(c) -- Financial Projections may be omitted from Pre-Offer Notice.

     3. Section 2.02(a) -- Project Description may be omitted from the Offer.

     4. Offer Period -- as specified in Section 4(B)(ii).

     5. Section 2.02(b) -- EPP will have an Acceptance Period of 15 days after receipt of the Offer.

     6. Section 2.02(g) -- The provisions relating to Limited Recourse Financing will not be applicable, but the requirements of Section 2.02(g)(i) and (ii) will apply.

     7. Section 2.06 -- Enron will have the obligation to offer the interest to EPP even though it is an Exempt Interest.

                                  EXHIBIT "D"

                            NOTICE AND COMMUNICATION

Notice to Enron:                                      Notice to EHC:

Enron Corp.                                           Enron Holding Company L.L.C.
P.O. Box 1188                                         1400 Smith Street
Houston, Texas 77251-1188                             Houston, Texas 77002
Attn: Treasurer                                       Attn: President
Facsimile No. (713) 646-3422                          Facsimile No. (713) 646-6367

Notice to EPP:                                        Notice to EPCA:

Enron Global Power & Pipelines L.L.C.                 Enron Pipeline Company -- Argentina S.A.
1400 Smith Street                                     1400 Smith Street
Houston, Texas 77002                                  Houston, Texas 77002
Attn: General Counsel                                 Attn: General Counsel
Facsimile No. (713) 646-2371                          Facsimile No: 646-2371

                               [BACK COVER PAGE]

     Requests for assistance should be directed to the Solicitation Agent. Requests for additional copies of this Consent Solicitation Statement and the consent should be directed to the Solicitation Agent. You also may contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Consent Solicitation.

     The Solicitation Agent for the Consent Solicitation is:

                    First Chicago Trust Company of New York
                            525 Washington Boulevard
                         Jersey City, New Jersey 07310
                              Attn: Kevin Laurita

                            Collect: (201) 222-4235
                           Toll Free: (800) 519-3111

      THE DATE OF THIS CONSENT SOLICITATION STATEMENT IS NOVEMBER 18, 1996

                                                                      APPENDIX B


     Please mark your                  ENRON                           |
[X]  votes as in this        GLOBAL POWER & PIPELINES L.L.C.           | 4835
     example.                                                          |________

________________________________________________________________________________

  The Board of Directors recommends that you consent to the following proposal.
________________________________________________________________________________


  The undersigned hereby consents to the                  DO NOT
  ratification of the Option and approval       CONSENT   CONSENT   ABSTAIN
  of the Share Issuance described in the        [  ]      [  ]      [  ]
  Consent Solicitation Statement.


                                             All as more particularly described
                                             in the Consent Solicitation
                                             Statement, the receipt of which
                                             is hereby acknowledged.


SIGNATURE(S) ________________________ DATE _________

NOTE: Please sign exactly as name appears hereon.
      Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------

                          o  FOLD AND DETACH HERE  o


                ENRON                                THIS IS YOUR CONSENT.
    GLOBAL POWER & PIPELINES L.L.C.                 YOUR VOTE IS IMPORTANT.



   IF YOU NEED ASSISTANCE, CALL OUR SOLICITATION AGENT AT THE NUMBER BELOW
                   OR WRITE TO SUCH SOLICITATION AGENT AT:

                   FIRST CHICAGO TRUST COMPANY OF NEW YORK
                           525 WASHINGTON BOULEVARD
                        JERSEY CITY, NEW JERSEY 07310
                           ATTENTION: KEVIN LAURITA
                                (800) 519-3111

  C          CONSENT SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  O          The consents solicited hereby will (i) ratify the Option and approve the Share Issuance and (ii) authorize the Board of Directors
  N of the Company to take all actions necessary or appropriate to consummate the Share Issuance upon the exercise of the Option.
  S
             Each Shareholder is requested to complete, date and sign this
  E consent and return the same to the Solicitation Agent in the enclosed self-addressed envelope. Consents should be delivered to the
  N Solicitation Agent only and not to the Company. However, the Company reserves the right to accept any consent received by the Company. To be
  T     valid, such consents must be received no later than 5:00 p.m. (New York
        Time) on December 9, 1996, unless the Solicitation Period is extended
  |     one or more times in the discretion of the Board of Directors. If the
  |     Solicitation Period is extended, the Board of Directors will give
  |     written notice of such extension to all Shareholders.
  |
             The effect of abstaining or failing to sign and return the consent form will be the same as denying consent to the ratification of the Option and approval of the Share Issuance. A duly executed consent form returned to the Solicitation Agent will be deemed to constitute a consent to the ratification of the Option and approval of the Share Issuance unless the consent form is marked to the contrary. A consent may be revoked or withdrawn by a written notice received by the Solicitation Agent at any time prior to expiration of the Solicitation Period.

             All terms not otherwise defined in this consent will have the meanings ascribed to them in the related Consent Solicitation Statement.